Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Pricing of $95 Million
Offering of Convertible Senior Notes

GRAND RAPIDS, MICHIGAN (BUSINESS WIRE) - May 23, 2007- Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has priced an offering of $95 million aggregate principal amount of 3.375 percent convertible senior notes due 2027. As part of the offering, the Company has granted the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments, if any. The notes are being sold in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

The notes will pay interest semiannually at an annual rate of 3.375 percent and will be unsecured. They will be convertible, under certain circumstances, at an initial conversion rate of 28.0310 shares of common stock per $1,000 principal amount of notes, subject to adjustment, which is equivalent to an initial conversion price of approximately $35.67 per share. The initial conversion price represents a 37 percent premium over the last reported sale price of Spartan Stores' common stock on The NASDAQ Global Stock Market on May 23, 2007, which was $26.04 per share. The notes will provide for "net share settlement" of any conversions, meaning that upon any conversion, Spartan Stores will pay the noteholder an amount in cash equal to the lesser of the conversion value or the par value of the notes and will settle any excess of the conversion value above the notes' par value in common stock. Spartan Stores is also entitled to unilaterally and irrevocably elect to settle conversions solely in common stock, but it does not presently intend to make such an election.

Under the terms of the notes, Spartan Stores may redeem them for specified prices on and after May 20, 2012 and at par on and after May 15, 2014. Holders will have the right to require Spartan Stores to repurchase their notes on specified dates (the first of which is May 15, 2014) or upon the occurrence of specified events.

Spartan Stores estimates that the net proceeds from this offering will be approximately $92.2 million after deducting the initial purchasers' discounts and estimated offering expenses, or approximately $106.8 million if the initial purchasers' option to purchase additional notes is exercised in full. The offering is expected to close on May 30, 2007, subject to customary closing conditions.

Spartan Stores intends to use the net proceeds from the offering to repay amounts owed under its revolving credit facility and for working capital, capital expenditures and other general corporate purposes, which may include funding the previously announced acquisition of 20 Felpausch retail stores.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of Spartan Stores common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements regarding Spartan Stores' intention to issue the notes and its intended use of the resulting proceeds. The closing of the offering and the sale of the notes by Spartan Stores is subject to a number of conditions, not all of which are within the Company's control. There is no assurance that Spartan Stores will successfully complete the proposed offering, complete the acquisition of Felpausch stores or use the proceeds of the offering as presently intended. Investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.